Exhibit 99.1

Contact:
Corporate Communications:
Donna Crump-Butler
305-231-6707
DButler@BankUnited.com

BankUnited, Inc. Announces 10 Percent Increase in Quarterly Dividend and Provides Share Repurchase Program Update

Miami Lakes, Fla. - February 19, 2020 - BankUnited, Inc. (NYSE:BKU), (the “Company”) today announced that its Board of Directors has declared a quarterly cash dividend of $0.23 per common share, reflecting a 10% increase from the previous quarterly cash dividend of $0.21 per common share. The dividend will be payable on April 30, 2020 to stockholders of record at the close of business on April 14, 2020.
For the period Jan 1, 2020 through February 14, 2020, the Company repurchased 1,048,414 shares of its outstanding common stock for an aggregate purchase price of approximately $35.4 million, at a weighted average price of $33.74 per share. To date, under the $150 million purchase program authorized by its Board of Directors in September 2019, the Company has repurchased 1,171,590 shares of its outstanding common stock for an aggregate purchase price of approximately $39.4 million, at a weighted average price of $33.63 per share.
“Through our dividend policy and share repurchase program, we remain committed to prudently managing shareholder capital,” said Rajinder P. Singh, Chairman, President and Chief Executive Officer of BankUnited, Inc.
About BankUnited, Inc.

BankUnited, Inc. (NYSE: BKU), with total assets of $32.9 billion at December 31, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with banking centers in Florida and New York metropolitan area. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official and on Twitter @BankUnited.